Exhibit 99.1
Tilly's, Inc. Reports Fiscal 2024 Second Quarter Operating Results

Irvine, CA – September 5, 2024 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the second quarter of fiscal 2024 ended August 3, 2024.
"While the macro environment remains challenging for our customer demographic, we believe that our new pricing strategies are gaining traction as evidenced by our second consecutive quarter of improved product margins, and that we are beginning to drive improved customer engagement through our refocused marketing efforts," commented Hezy Shaked, Co-Founder and Interim President and Chief Executive Officer. "We are encouraged to have started the third quarter with a positive comp in fiscal August, representing our first positive monthly comparable net sales result since February 2022. However, we remain cautious in our third quarter outlook as our business has begun to slow down following the peak of the back-to-school season, consistent with the trend pattern in recent years."
Operating Results Overview
Fiscal 2024 Second Quarter Operating Results Overview
The following comparisons refer to the Company's operating results for the second quarter of fiscal 2024 ended August 3, 2024 versus the second quarter of fiscal 2023 ended July 29, 2023.
•Total net sales were $162.9 million, an increase of $2.9 million or 1.8%, compared to $160.0 million last year, primarily due to the calendar shift impact of last year's 53rd week in the retail calendar, which caused a portion of the back-to-school season's sales volume to shift into the latter stages of the second quarter from the beginning of the third quarter last year. Total comparable net sales, including both physical stores and e-commerce ("e-com"), decreased by 7.8% relative to the shifted 13-week period ended August 5, 2023.
◦Net sales from physical stores were $132.3 million, an increase of $2.5 million or 2.0%, compared to $129.8 million last year, with a comparable store net sales decrease of 7.9%. Net sales from physical stores represented 81.3% of total net sales this year compared to 81.1% of total net sales last year. The Company ended the second quarter with 247 total stores compared to 246 total stores at the end of the second quarter last year.
◦Net sales from e-com were $30.5 million, an increase of $0.4 million or 1.3%, compared to $30.2 million last year. E-com net sales represented 18.7% of total net sales this year compared to 18.9% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $49.9 million, or 30.7% of net sales, compared to $44.3 million, or 27.7% of net sales, last year. Product margins improved by 270 basis points primarily due to the combination of improved initial markups and lower total markdowns. Buying, distribution, and occupancy costs improved by 30 basis points collectively, primarily due to carrying these costs against a higher level of net sales this year.
•Selling, general and administrative ("SG&A") expenses were $50.8 million, or 31.2% of net sales, compared to $47.0 million, or 29.4% of net sales, last year. The $3.8 million increase in SG&A was primarily attributable to increases in store payroll and related benefits of $1.5 million due primarily to average wage rate increases, digital marketing expenses of $0.7 million, software as a service expense of $0.6 million, and corporate payroll and related benefits of $0.5 million.
•Operating loss was $0.9 million, or 0.5% of net sales, compared to an operating loss of $2.7 million, or 1.7% of net sales, last year, due to the combined impact of the factors noted above.
•Pre-tax loss was $0.1 million, or break-even as a percentage of net sales, compared to a pre-tax loss of $1.5 million, or 0.9% of net sales, last year.

•Income tax benefit was $4.5 thousand or 6.2% of pre-tax loss, compared to an income tax benefit of $0.3 million, or 23.2% of pre-tax loss, last year. The decrease in the effective income tax rate was due to an immaterial state tax benefit arising in a quarter with a nearly break-even pre-tax loss.
•Net loss was $0.1 million, or $0.00 net loss per share, compared to a net loss of $1.1 million, or $0.04 net loss per share, last year. Weighted average shares were 30.0 million this year compared to 29.8 million shares last year.
Fiscal 2024 First Half Operating Results Overview
The following comparisons refer to the Company's operating results for the first half of fiscal 2024 ended August 3, 2024 versus the first half of fiscal 2023 ended July 29, 2023.
•Total net sales were $278.7 million, a decrease of $4.9 million or 1.7%, compared to $283.6 million last year, primarily due to a decline in comparable net sales partially offset by the calendar shift impact of last year's 53rd week in the retail calendar, which caused a portion of the back-to-school season's sales volume to shift into the second quarter this year from the beginning of the third quarter last year. Total comparable net sales, including both physical stores and e-commerce ("e-com"), decreased by 8.4% relative to the shifted 26-week period ended August 5, 2023.
◦Net sales from physical stores were $225.2 million, a decrease of $2.5 million or 1.1%, compared to $227.6 million last year, with a comparable store net sales decrease of 8.2%. Net sales from physical stores represented 80.8% of total net sales this year compared to 80.3% of total net sales last year.
◦Net sales from e-com were $53.6 million, a decrease of $2.4 million or 4.3%, compared to $56.0 million last year. E-com net sales represented 19.2% of total net sales this year compared to 19.7% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $74.2 million, or 26.6% of net sales, compared to $70.3 million, or 24.8% of net sales, last year. Product margins improved by 210 basis points primarily due to the combination of improved initial markups and lower total markdowns. Buying, distribution, and occupancy costs deleveraged by 30 basis points collectively, despite being $0.6 million lower than last year, primarily due to carrying these costs against lower net sales this year.
•Selling, general and administrative ("SG&A") expenses were $95.9 million, or 34.4% of net sales, compared to $90.2 million, or 31.8% of net sales, last year. The $5.7 million increase in SG&A was primarily attributable to increases in store payroll and related benefits of $2.5 million due primarily to average wage rate increases, non-cash store asset impairment charges of $1.5 million, corporate payroll and related benefits of $1.0 million, and software as a service expense of $0.9 million. These increases were partially offset by a variety of smaller expense decreases.
•Operating loss was $21.6 million, or 7.8% of net sales, compared to an operating loss of $19.9 million, or 7.0% of net sales, last year, due to the combined impact of the factors noted above.
•Pre-tax loss was $19.7 million, or 7.1% of net sales, compared to a pre-tax loss of $17.7 million, or 6.2% of net sales, last year.
•Income tax benefit was $17.2 thousand or 0.1% of pre-tax loss, compared to an income tax benefit of $4.6 million, or 25.9% of pre-tax loss, last year. The decrease in the effective income tax rate was primarily attributable to the continuing impact of the valuation allowance.
•Net loss was $19.7 million, or $0.66 net loss per share, compared to a net loss of $13.1 million, or $0.44 net loss per share, last year. Weighted average shares were 30.0 million this year compared to 29.8 million shares last year.
Balance Sheet and Liquidity
As of August 3, 2024, the Company had $76.7 million of cash, cash equivalents and marketable securities and no debt outstanding, compared to $104.3 million and no debt outstanding as of July 29, 2023. Total inventories increased 4.1% as of August 3, 2024 compared to July 29, 2023. Total year-to-date capital expenditures at the end of the second quarter were $4.6 million this year compared to $6.3 million last year.
Fiscal 2024 Third Quarter Outlook
Total comparable net sales for fiscal August ended August 31, 2024, increased by 1.0% relative to the comparable four-week period last year. Due to the impact of the 53rd week in last year's retail calendar, total net sales for this year's third quarter will start with an $18.4 million deficit in net sales compared to last year's third quarter as a result of a large back-to-school net sales week shifting into the end of the second quarter this year from what was in the beginning of the third quarter last year. Based on this timing shift, current quarter-to-date comparable net sales results and current and historical trends, the Company currently estimates the following for the third quarter of fiscal 2024:
•Net sales to be in the range of approximately $140 million to $146 million, translating to an estimated comparable net sales decrease in the range of approximately (6)% to (2)%, respectively, relative to the comparable 13-week period last year;
•SG&A expenses to be approximately $49 million before factoring in any potential non-cash store asset impairment charges which may arise;
•Pre-tax loss and net loss to be in the range of approximately $(11.6) million to $(8.7) million, respectively, with a near-zero effective income tax rate due to the continuing impact of a full, non-cash valuation allowance on deferred tax assets; and
•Per share results to be in the range of a net loss of $(0.39) to $(0.29), respectively, with estimated weighted average shares of approximately 30 million.
The Company currently expects to have 246 total stores open at the end of the third quarter of fiscal 2024 compared to 249 at the end of last year's third quarter.
Conference Call Information
A conference call to discuss these financial results is scheduled for today, September 5, 2024, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 300-8521 (domestic) or (412) 317-6026 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until September 12, 2024, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10191499.
About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear, accessories and hardgoods for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 247 total stores across 33 states, as well as its website, www.tillys.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our current operating expectations in light of historical results, the impacts of inflation and potential recession on us and our customers, including on our future financial condition or operating results, expectations regarding changes in the macro-economic environment, customer traffic, our supply chain, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to the impact of inflation on consumer behavior and our business and operations, supply chain difficulties, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, or enhance awareness of our brand and brand image, general consumer spending patterns and levels, including changes in historical spending patterns, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available on the SEC’s website at www.sec.gov and on our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	August 3, 2024	February 3, 2024	July 29, 2023
ASSETS
Current assets:
Cash and cash equivalents	$36,749	$47,027	$54,578
Marketable securities	39,947	48,021	49,700
Receivables	13,176	5,947	10,922
Merchandise inventories	95,011	63,159	91,251
Prepaid expenses and other current assets	9,539	11,905	9,209
Total current assets	194,422	176,059	215,660
Operating lease assets	188,711	203,825	224,537
Property and equipment, net	44,612	48,063	48,353
Deferred tax assets, net	—	—	12,973
Other assets	1,452	1,598	1,764
TOTAL ASSETS	$429,197	$429,545	$503,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,961	$14,506	$44,763
Accrued expenses	20,011	13,063	18,972
Deferred revenue	13,615	14,957	14,012
Accrued compensation and benefits	11,488	9,902	8,358
Current portion of operating lease liabilities	51,414	48,672	51,243
Current portion of operating lease liabilities, related party	3,269	3,121	2,977
Other liabilities	270	336	425
Total current liabilities	143,028	104,557	140,750
Long-term liabilities:
Noncurrent portion of operating lease liabilities	141,565	160,531	176,310
Noncurrent portion of operating lease liabilities, related party	17,596	19,267	20,865
Other liabilities	235	321	447
Total long-term liabilities	159,396	180,119	197,622
Total liabilities	302,424	284,676	338,372
Stockholders’ equity:
Common stock (Class A)	23	23	23
Common stock (Class B)	7	7	7
Preferred stock	—	—	—
Additional paid-in capital	173,939	172,478	171,195
Accumulated deficit	(47,652)	(27,962)	(6,563)
Accumulated other comprehensive income	456	323	253
Total stockholders’ equity	126,773	144,869	164,915
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$429,197	$429,545	$503,287

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Net sales	$162,867	$159,951	$278,723	$283,588

Cost of goods sold (includes buying, distribution, and occupancy costs)	112,013	114,704	202,625	211,472
Rent expense, related party	934	931	1,865	1,862
Total cost of goods sold (includes buying, distribution, and occupancy costs)	112,947	115,635	204,490	213,334
Gross profit	49,920	44,316	74,233	70,254

Selling, general and administrative expenses	50,648	46,868	95,616	89,934
Rent expense, related party	131	133	264	266
Total selling, general and administrative expenses	50,779	47,001	95,880	90,200

Operating loss	(859)	(2,685)	(21,647)	(19,946)
Other income, net	786	1,220	1,940	2,284
Loss before income taxes	(73)	(1,465)	(19,707)	(17,662)
Income tax benefit	(4)	(340)	(17)	(4,569)
Net loss	$(69)	$(1,125)	$(19,690)	$(13,093)
Basic net loss per share of Class A and Class B common stock	$(0.00)	$(0.04)	$(0.66)	$(0.44)
Diluted net loss per share of Class A and Class B common stock	$(0.00)	$(0.04)	$(0.66)	$(0.44)
Weighted average basic shares outstanding	30,029	29,831	29,995	29,815
Weighted average diluted shares outstanding	30,029	29,831	29,995	29,815

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twenty-Six Weeks Ended
	August 3, 2024	July 29, 2023
Cash flows from operating activities
Net loss	$(19,690)	$(13,093)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,305	6,457
Insurance proceeds from casualty loss	131	—
Stock-based compensation expense	1,167	1,078
Impairment of assets	2,499	955
(Gain) loss on disposal of assets	(35)	28
Gain on maturities of marketable securities	(1,121)	(961)
Deferred income taxes	—	(4,476)
Changes in operating assets and liabilities:
Receivables	(6,863)	(801)
Merchandise inventories	(31,983)	(29,134)
Prepaid expenses and other assets	3,003	8,230
Accounts payable	28,436	28,768
Accrued expenses	7,048	4,274
Accrued compensation and benefits	1,586	175
Operating lease liabilities	(4,112)	(2,994)
Deferred revenue	(1,342)	(2,091)
Other liabilities	(232)	(314)
Net cash used in operating activities	(15,203)	(3,899)

Cash flows from investing activities
Purchases of marketable securities	(39,290)	(53,904)
Purchases of property and equipment	(4,625)	(6,310)
Proceeds from maturities of marketable securities	48,500	45,081
Insurance proceeds from casualty loss	23	—
Proceeds from sale of property and equipment	23	—
Net cash provided by (used in) investing activities	4,631	(15,133)

Cash flows from financing activities
Proceeds from exercise of stock options	294	84
Net cash provided by financing activities	294	84

Change in cash and cash equivalents	(10,278)	(18,948)
Cash and cash equivalents, beginning of period	47,027	73,526
Cash and cash equivalents, end of period	$36,749	$54,578

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2023 Q1	249	1	2	248	1,809
2023 Q2	248	—	2	246	1,792
2023 Q3	246	3	—	249	1,810
2023 Q4	249	3	4	248	1,801
2024 Q1	248	2	4	246	1,784
2024 Q2	246	1	—	247	1,791

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com